Exhibit 99.1

SUPPLEMENTAL NOTICE TO HOLDERS OF

L-3 COMMUNICATIONS HOLDINGS, INC.

3.00% CONVERTIBLE CONTINGENT DEBT SECURITIES (CODES) DUE 2035

CUSIP NUMBERS: 502424AE4 and 502413AW7

May 15, 2014

Reference is hereby made to the Notice of Redemption and Conversion Option of CODES dated May 13, 2014 (the “Notice of Redemption”) of L-3 Communications Holdings, Inc. (the “Company”) related to the redemption of all of its outstanding 3% Convertible Contingent Debt Securities (the “CODES”). Terms used but not otherwise defined herein have the meanings assigned to them in the Notice of Redemption and the Indenture, dated as of July 29, 2005, among the Company, the guarantor parties named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee.

NOTICE IS HEREBY GIVEN, in order to comply with certain procedures of The Depository Trust Company (“DTC”), that (i) unless otherwise specified by a Holder, the value of all conversions of any CODES by such Holder pursuant to a Notice of Conversion submitted between 3:00 p.m. (New York City time) on May 13, 2014 and 5:00 p.m. (New York City time) on May 16, 2014 will be calculated based on the Closing Sale Price of the Common Stock and the Conversion Rate for each Trading Day in the 20 Trading Day period beginning on the third Trading Day following the Company’s receipt of such Holder’s Notice of Conversion, and (ii) the value of all conversions of any CODES by a Holder pursuant to a Notice of Conversion submitted after 5:00 p.m. (New York City time) on May 16, 2014, will be calculated based on the Closing Sale Price of the Common Stock and the Conversion Rate for each Trading Day in the 20 Trading Day period ending one Trading Day immediately preceding the Redemption Date. As specified in the Notice of Redemption, Holders are entitled to convert their CODES at any time until the close of business on the Business Day immediately preceding the Redemption Date.

In addition, the Company is confirming that the value of all conversions of any CODES by a Holder pursuant to a Notice of Conversion submitted prior to 3:00 p.m. on May 13, 2014 will be calculated based on the Closing Sale Price of the Common Stock and the Conversion Rate for each Trading Day in the 20 Trading Day period beginning on the third Trading Day following the Company’s receipt of such Holder’s Notice of Conversion.

See the Notice of Redemption for a full description of the terms of the Redemption by the Company of all of its outstanding CODES.

* * * * *

Very truly yours,

/s/ Stephen M. Souza
Stephen M. Souza
Vice President and Treasurer

May 15, 2014

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